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

LIABILITIES AND SHAREHOLDERS' EQUITY      March 31  December 31   March 31
                                               1996        1995       1995

Current liabilities
    Trade accounts payable                   $5,000    $221,000    $784,000

    Accrued compensation                      8,000      36,000     561,000

    Taxes, other than income taxes            4,000      15,000     246,000

    Billing in excess of costs &  profit                            379,000

    Deferred income taxes                                            25,000

    Income taxes                              2,000     191,000     956,000

    Other accrued expenses                  326,000     334,000     450,000
                                          ---------   ---------   ---------
             Total current liabilities      345,000     797,000   3,401,000

Long-term debt
    Notes payable                                     2,500,000   5,500,000

Deferred income taxes                     6,125,000   5,931,000   4,488,000

Shareholders' equity
    Common stock, no par, at stated value, authorized
     4,000,000 shares, issued 2,286,760   1,829,000   1,829,000   1,829,000

    Capital in excess of stated value     5,020,000   4,986,000   4,980,000

    Unrealized gains (losses) on short-term
    investments, net of deferred income     (15,000)     72,000

    Retained earnings                    24,609,000  24,230,000  21,844,000
                                         31,443,000  31,117,000  28,653,000
    Less 238,832, 245,414, and 225,231
     treasury shares at cost              1,589,000   1,619,000   1,321,000
                                          ---------   ---------   ---------
          Total shareholders' equity     29,854,000  29,498,000  27,332,000

Total Liabilities & Shareholders' Equity$36,324,000 $38,726,000 $40,721,000
                                         ==========  ==========  ==========
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See accompanying Notes to Consolidated Financial Statements.
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